NEWS RELEASE  October 3, 2005

Trading Symbol: AMM -TSX

www.almadenminerals.com

Almaden Minerals Ltd. Private Placement Financing

Almaden Minerals Ltd. (the “Company”) has elected to withdraw from the proposed offering described in its  News Release issued September 22, 2005.The Company is negotiating with respect to a financing and hopes to conclude an agreement at which time a News Release will be issued.

ON BEHALF OF THE BOARD OF DIRECTORS

“Duane Poliquin”

________________

Duane Poliquin.

President

The Toronto Stock Exchange has not reviewed nor accepted responsibility for the adequacy or accuracy of the contents of this news release which has been prepared by management. Statements contained in this news release that are not historical facts are forward looking statements as that term is defined in the private securities litigation reform act of 1995. Such forward -looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filing with the Securities and Exchange Commission.